Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Electric City Corp.
Elk Grove Village, Illinois
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 11, 2005, except for Note 9 which is as of February 28, 2005, relating to the consolidated financial statements and schedule of Electric City Corp. appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Chicago, Illinois
December 16, 2005